EXHIBIT 6(D)
                                       IVY FUND

                           ADDENDUM TO AMENDED AND RESTATED
                                DISTRIBUTION AGREEMENT

                                Ivy Money Market Fund

               WHEREAS, Ivy Fund is registered as an open-end investment company under the Investment Company Act of 1940, as amended, and consists of one or more separate investment portfolios ("Funds") as may be designated from time to time; and

               WHEREAS, Mackenzie Ivy Funds Distribution, Inc. (the "Distributor") serves as Ivy Fund's distributor pursuant to an Amended and Restated Distribution Agreement dated October 23, 1993 (the "Agreement"); and

               WHEREAS, Ivy Fund and the Distributor desire that the Agreement pertain to the Class A and Class B shares of Ivy Money Market Fund, as redesignated in an amendment to the Agreement and Declaration of Trust of Ivy Fund dated December 21, 1983, as amended and restated December 10, 1992, which Amendment became effective as of January 1, 1996;

               NOW THEREFORE, Ivy Fund and the Distributor hereby agree as follows:

               The Agreement shall relate in all respects to the Class A and Class B shares of Ivy Money Market Fund in addition to the classes of shares of Funds (other than Ivy Money Market
               Fund) specifically identified in Paragraph 1 of the Agreement and any other Addenda thereto.

               IN WITNESS WHEREOF, Ivy Fund and the Distributor have adopted this Addendum as of the 1st day of January, 1996.

                                   IVY FUND


                                   By:  MICHAEL G. LANDRY
                                        Michael G. Landry, President


                                   MACKENZIE IVY FUNDS DISTRIBUTION INC.


                                   By:  KEITH J. CARLSON
                                        Keith J. Carlson, President